EXHIBIT 99.1

Terra Tech Corp. Subsidiary Edible Garden to Exhibit its Proprietary

SUPERLEAF™ Lettuce at the Fresh Summit Expo on October 20th and 21st

Irvine, CA — October 19, 2017 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech” or the “Company”), announced today its subsidiary, Edible Garden® will exhibit its complete range of fresh, locally grown herbs and leafy greens, including its proprietary SUPERLEAF™ lettuce, at the Fresh Summit Expo, booth 4623, in New Orleans, Louisiana on Friday, October 20 and Saturday, October 21, 2017. The Fresh Summit Exposition, hosted by the Produce Marketing Association (“PMA”), brings together 19,500 attendees from 60+ countries and 1,000 exhibitors, to discuss trends, form valuable contacts and fuel new and profitable opportunities.

Terra Tech’s Edible Garden subsidiary is implementing a strategic plan to grow market share by expanding its offering of Non-GMO, sustainably-grown herbs and salads, in conjunction with an enhanced marketing campaign. At the Fresh Summit Expo, Edible Garden will showcase its recently launched line of fresh-cut ‘Snip Its™’ herbs as well as its nutritionally-enhanced SUPERLEAF lettuce, among other herbs and produce. Edible Garden’s new line of fresh-cut Snip Its herbs are Non-GMO Project Verified and GFSI Certified and geared toward individuals seeking out convenient, healthier salad alternatives that are free of genetically modified organisms. The SUPERLEAF lettuce was developed in partnership with Nutrasorb LLC, in conjunction with Rutgers University after years of intensive research, and is high in vitamins A & C, magnesium, iron and potassium, as well as fiber and chlorogenic acid. One serving of lettuce contains 2.5x as many antioxidants as blueberries and 5X more antioxidants than ordinary lettuce, helping to maintain metabolic health and wellness. These lettuce super blends are grown 100% naturally and are non-GMO Project verified.

Ken VandeVrede, Chief Operating Officer of Terra Tech Corp., commented, “Edible Garden has long prided itself on using the safest standards and most energy efficient technologies available to produce high quality, healthy produce. Its range of fresh herbs and leafy greens, which are locally-grown using sustainable farming practices, have made it a popular choice for health conscious and environmentally aware consumers across the United States. As consumers become increasingly cognizant of the merits of organic and sustainably-farmed production methods, we are witnessing a growing demand for our natural plant products, which include our ‘living’ herbs and our nutritionally enhanced SUPERLEAF lettuce, among others. We have therefore implemented several initiatives to expand our offering, including the launch of our ‘Snip Its’ herbs this year, and increased distribution of SUPERLEAF. These initiatives are supported by a focused marketing campaign that includes participation at industry events, such as The Fresh Summit Expo, where I look forward to connecting with potential customers and raising awareness of the Edible Garden brand.”

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

About Edible Garden

Founded on the importance of providing consumers with healthy and natural products, Edible Garden is a national brand grown by a co-op of local growers of fresh, hydroponic herbs and produce. Grown 100% natural, with USDA Certified Organic and Non-GMO Project Verified certifications, allows Edible Garden to produce consistently excellent products while continuously striving to make it better every single day, both for its customers and for the planet. To learn more about Edible Garden go to http://www.ediblegarden.com/

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated medical cannabis dispensaries throughout California and medical and adult-use dispensaries in Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley’s, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Nevada visit: http://letsblum.com

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend” and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.’s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp.’s (i) product demand, market and customer acceptance of its equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified sales representatives, (iv) competition, pricing and development difficulties, (v) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.’s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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